The following will appear on the Company's website (www.coned.com) starting today:

A VOTE FOR THE COMPANY'S FUTURE

      The Company has mailed proxy materials to its stockholders of record as of October 28, 1997 announcing a special stockholders' meeting to be held on December 12, 1997. The meeting has been called to consider the proposal to form a holding company structure for the Company, in which Con Edison will become a subsidiary of the holding company to be named Consolidated Edison, Inc. The proxy materials also provide our stockholders with the opportunity to consider and vote on a proposal to amend Con Edison's Certificate of Incorporation regarding the authorized number of Trustees of Con Edison.

      We strongly recommend that our stockholders vote for this exciting initiative. The holding company is important for the future growth of the Company. It will give the Company the financial and regulatory flexibility to participate successfully in those segments of the energy business in which we have been operating for many years but which are now becoming competitive and to provide new competitive services to customers, while maintaining the strength of our core regulated electric, gas and steam utility business. Holding company structures have been adopted successfully in recent years by many other large utilities in the United States.

      Every vote is important. The holding company proposal requires the affirmative vote of two-thirds of the Common and $5 Cumulative Preferred shares outstanding. Failing to vote or voting to abstain will have the same effect as voting against the holding company proposal. Therefore, if you are a stockholder and haven't sent in your proxy card, please sign, date and send it in without delay. If you own stock though a brokerage firm your broker cannot vote your stock unless the broker receives your specific instructions. Therefore please sign and return the proxy card that you received from your broker.

      If you own stock, either directly or through a broker and haven't received your proxy materials, if you've misplaced the proxy card, or if you have any questions, please do not hesitate to call our special toll-free number at 1-800-566-9061 to reach a representative of Morrow & Company, which is assisting us with administering the proxy vote.